American Funds Tax-Exempt Fund of New York

January 31, 2016

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,690
Class B*	$0
Class C	$100
Class F1	$22
Class F2	$305
Total	$2,117

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1396
Class B	$0.1198
Class C	$0.0970
Class F1	$0.1437
Class F2	$0.1474

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	13,064
Class B	3
Class C	1,163
Class F1	154
Class F2	2,139
Total	16,523

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.88
Class B	$10.88
Class C	$10.88
Class F1	$10.88
Class F2	$10.88

* Amount less than one thousand.